As filed with the Securities and Exchange Commission on March 31, 2023
1933 Act Registration No. 333-230052
1940 Act Registration No. 811-09241
CIK No. 0001080299

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-6
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Post-Effective Amendment No. 6
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 81
Lincoln Life Flexible Premium Variable Life Account S
(Exact Name of Registrant)
Lincoln Corporate ExecSM VUL
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Exact Name of Depositor)
1301 South Harrison Street
Fort Wayne, Indiana 46802
(Address of Depositor’s Principal Executive Offices)
Depositor’s Telephone Number, Including Area Code: (260) 455-2000
Craig Beazer, Esq.
The Lincoln National Life Insurance Company
150 North Radnor Chester Road
Radnor, PA 19087
(Name and Address of Agent for Service)
Copy To:
Jassmin McIver-Jones
The Lincoln National Life Insurance Company
100 N. Greene Street
Greensboro, North Carolina 27401
Approximate Date of Proposed Public Offering: Continuous
Title of Securities being registered:
Indefinite Number of Units of Interest in Variable Life Insurance Contracts.

EXPLANATORY NOTE
This Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 (File No. 333-230052) of Lincoln Life Flexible Premium Variable Life Account S (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of updating Item 30(n)(1) of Part C of the Registration Statement. Accordingly, this Post-Effective Amendment No. 6 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-6 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 6 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 6 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.
B-2

PART C - OTHER INFORMATION
Item 30. EXHIBITS
The Post-Effective Amendment does not amend or delete the currently effective Prospectus(es) or Statement(s) of Additional Information or supplements to the Prospectus(es), or any other part of the Registration Statement except as specifically noted herein. (The contents of the Registration Statement are hereby incorporated by reference.)
The following exhibits correspond to those required by paragraph (b) of item 30 as to exhibits in Form N-6:
(n) Other Opinions.
(1) Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Filed Herein)

SIGNATURES

(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, each Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of these registration statements and has caused these Post-Effective Amendments to the registration statements to be signed on its behalf, in the City of Hartford and State of Connecticut on the 28th day of March, 2023 at 11:23 am.

Lincoln Life Flexible Premium Variable Life Account S

(Registrant)

/s/Douglas K. Noble
By
Douglas K. Noble
Vice President
The Lincoln National Life Insurance Company

The Lincoln National Life Insurance Company

(Depositor)

/s/Douglas K. Noble
By
Douglas K. Noble
Vice President
The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account S (File No.: 811-09241)

333-125790 (Amendment No. 41)	333-230052 (Amendment No. 6)

(b) As required by the Securities Act of 1933 and the Investment Company Act of 1940, these Amendments to the registration statements have been signed by the following persons in their capacities indicated on March 27, 2023 at 4:16 pm.

Signature	Title

/s/Ellen G. Cooper

Ellen G. Cooper	President and Director

/s/Christopher M. Neczypor

Christopher M. Neczypor	Executive Vice President, Chief Financial Officer and Director

/s/Craig T. Beazer

Craig T. Beazer	Executive Vice President, General Counsel and Director

/s/Eric B. Wilmer

Eric B. Wilmer	Assistant Vice President and Director

/s/Jayson R. Bronchetti

Jayson R. Bronchetti	Executive Vice President, Chief Investment Officer and Director

/s/Adam M. Cohen

Adam M. Cohen	Senior Vice President and Chief Accounting Officer

/s/Jassmin McIver-Jones
* By
Jassmin McIver-Jones
Attorney-in-Fact, pursuant to a Power-of-Attorney filed with this Registration Statement